Exhibit 99.1

PORT ANGELES, Wash., May 12, 2025 (GLOBE NEWSWIRE)

UPDATING

First Northwest Bancorp Reports First Quarter 2025 Financial Results

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or the "Company") announced an update of its press release issued on April 24, 2025, in light of the legal matter discussed in Part II, Item 1 of the Company's Form 10-Q for the quarter ended March 31, 2025 (the "Quarterly Report"). The updated release follows, and should be read together with the Quarterly Report, which provides additional information concerning the information set out in this press release.

The Company today reported a net loss of $9.0 million for the first quarter of 2025, compared to a net loss of $2.8 million for the fourth quarter of 2024 and net income of $396,000 for the first quarter of 2024. Basic and diluted loss per share were $1.03 for the first quarter of 2025, compared to basic and diluted loss per share of $0.32 for the fourth quarter of 2024 and basic and diluted income per share of $0.04 for the first quarter of 2024.

In the first quarter of 2025, the Company recorded adjusted pre-tax, pre-provision net revenue ("PPNR")(1) of $1.5 million, compared to $1.4 million for the preceding quarter and $1.2 million for the first quarter of 2024.

The Board of Directors of First Northwest declared a quarterly cash dividend of $0.07 per common share, payable on May 23, 2025, to shareholders of record as of the close of business on May 9, 2025.

Key Points for First Quarter and Going Forward

Update on provision for credit losses:

•

The Company recorded a $7.8 million provision for credit losses on loans in the first quarter of 2025, primarily due to $7.7 million of charge-offs. The increase in charge-off activity was primarily related to underlying collateral deficiencies for two commercial real estate loans and a related commercial business loan totaling $6.2 million. The remaining charge-offs were related to three commercial business loans, one commercial construction loan and a small number of consumer loans due to uncertainty in the collectability of these loans. This compares to loan credit loss provisions of $3.8 million for the preceding quarter and $1.2 million for the first quarter of 2024.

•	We believe the reserve on individually analyzed loans does not represent a universal decline in the collectability of all loans in the portfolio. We continue to work on resolution plans for all troubled borrowers and expect further improvement in nonperforming loans over the course of 2025.

Positive Balance Sheet Trends:

•	A favorable deposit mix shift included a $45.0 million decrease in brokered deposits while core customer deposits grew $23.0 million. The loan-to-deposit ratio was stable at 99.9% compared to 99.3% in the fourth quarter of 2024.
•	The Company reduced borrowings by $28.9 million. The total cost of funds decreased to 2.67% compared to 2.80% in the fourth quarter of 2024.

Other significant events:

•	First Fed Bank's ("First Fed" or the "Bank") balance sheet restructuring continued with the remaining bank-owned life insurance policy ("BOLI") surrender transaction recorded in the first quarter of 2025, with $266,000 of tax and penalties recorded in the provision for income tax. The surrendered policy value was reinvested in the second quarter of 2025. We expect to receive the return of the surrendered funds early in the third quarter of 2025.
•	We sadly lost a former Bank employee in the first quarter of 2025, resulting in a $1.1 million BOLI death benefit gain.
•	The Company recorded a $846,000 gain on extinguishment of debt related to repurchasing at a discount $5.0 million of subordinated debt during the first quarter of 2025. In addition to the current quarter gain, the future cost related to interest expense on the subordinated debt will be reduced.
•	Noninterest expense included a $5.8 million legal reserve recorded in other expense during the current quarter, in connection with the legal matter discussed in Part II, Item 1 of the Quarterly Report.

(1)  See reconciliation of Non-GAAP Financial Measures later in this release.

Selected Quarterly Financial Ratios:

	As of or For the Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Performance ratios: (1)	(Updated)
Return on average assets	-1.69%	-0.51%	-0.36%	-0.40%	0.07%
Adjusted PPNR return on average assets (2)	0.27	0.26	0.17	0.10	0.22
Return on average equity	-23.42	-6.92	-4.91	-5.47	0.98
Net interest margin (3)	2.76	2.73	2.70	2.76	2.76
Efficiency ratio (4)	113.5	92.2	100.3	72.3	88.8
Equity to total assets	6.75	6.89	7.13	7.17	7.17
Book value per common share	$15.52	$16.45	$17.17	$16.81	$17.00
Tangible performance ratios: (1)
Tangible common equity to tangible assets (2)	6.68%	6.83%	7.06%	7.10%	7.10%
Return on average tangible common equity (2)	-23.65	-6.99	-4.96	-5.53	0.99
Tangible book value per common share (2)	$15.36	$16.29	$17.00	$16.64	$16.83
Capital ratios (First Fed): (5)
Tier 1 leverage	9.0%	9.4%	9.4%	9.4%	9.7%
Common equity Tier 1 capital	12.1	12.4	12.2	12.4	12.6
Total risk-based	13.4	13.6	13.4	13.5	13.6

(1)	Performance ratios are annualized, where appropriate.
(2)	See reconciliation of Non-GAAP Financial Measures later in this release.
(3)	Net interest income divided by average interest-earning assets.
(4)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(5)	Current period capital ratios are preliminary and subject to finalization of the FDIC Call Report.

Adjusted Pre-tax, Pre-Provision Net Revenue (1)

Adjusted PPNR for the first quarter of 2025 increased $39,000 to $1.5 million, compared to $1.4 million for the preceding quarter, and increased $307,000 from $1.2 million in the first quarter one year ago.
	For the Quarter Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Updated)
Net interest income	$13,847	$14,137	$14,020	$14,235	$13,928
Total noninterest income	3,777	1,300	1,779	7,347	2,188
Total revenue	17,624	15,437	15,799	21,582	16,116
Total noninterest expense	20,000	14,233	15,848	15,609	14,303
PPNR (1)	(2,376)	1,204	(49)	5,973	1,813
Less selected nonrecurring adjustments to PPNR:
BOLI death benefit	1,059	1,536	—	—	—
Gain on extinguishment of subordinated debt included in other income	846	—	—	—	—
Legal reserve	(5,750)	—	—	—	—
Equity investment repricing adjustment	—	(1,762)	—	—	651
One-time compensation payouts related to reduction in force	—	—	(996)	—	—
Net gain on sale of premises and equipment	—	—	—	7,919	—
Sale leaseback taxes and assessments included in occupancy and equipment	—	—	—	(359)	—
Net gain on sale of investment securities	—	—	—	(2,117)	—
Adjusted PPNR (1)	$1,469	$1,430	$947	$530	$1,162

(1)  See reconciliation of Non-GAAP Financial Measures later in this release.

•	Total interest income decreased $1.4 million to $26.8 million for the first quarter of 2025, compared to $28.2 million for the previous quarter, and decreased $503,000 compared to $27.3 million in the first quarter of 2024. Interest income decreased in the first quarter of 2025 primarily due to a decrease in the income earned on loans receivable and reduced interest income received on Company deposit accounts as both yields earned and average volumes decreased. Average loan balances and related interest income were impacted by a significant decrease in the Northpointe Bank Mortgage Purchase Program ("Northpointe Bank MPP") of $24.7 million and $461,000, respectively. Variable-rate yields on loans and investments were impacted by the cumulative 100 basis points Federal Reserve rate cuts which occurred between September and December 2024.
•	Total interest expense decreased $1.1 million to $13.0 million for the first quarter of 2025, compared to $14.1 million for the previous quarter, and decreased $422,000 compared to $13.4 million in the first quarter of 2024. Interest expense decreased in the first quarter of 2025 primarily due to decreases in interest paid on brokered certificates of deposit ("CDs"), money market accounts and customer CDs.
•	The net interest margin increased to 2.76% for the first quarter of 2025, from 2.73% for the prior quarter, and was flat compared to the first quarter of 2024. The Company reported reduced rates and declining volumes of CDs and money market accounts during the first quarter of 2025 which lowered costs; however, these savings were partially offset by a decrease in interest earned on loans and an increase in cost due to higher average borrowings.
•	Noninterest income included a $1.1 million BOLI death benefit payment received due to the passing of a former employee and a $846,000 gain on extinguishment of debt during the current quarter.
•	Noninterest expense included a $5.8 million legal reserve recorded in other expense during the current quarter, in connection with the legal matter discussed in Part II, Item 1 of the Quarterly Report.

Allowance for Credit Losses on Loans ("ACLL") and Credit Quality

The allowance for credit losses on loans ("ACLL") increased $120,000 to $20.6 million at March 31, 2025, from $20.5 million at December 31, 2024. The ACLL as a percentage of total loans was 1.24% at March 31, 2025, an increase from 1.21% at December 31, 2024, and an increase from 1.05% one year earlier. The small increase to the pooled loan reserve combined with charge-offs totaling $7.7 million resulted in a provision expense of $7.8 million for the quarter ended March 31, 2025.

Nonperforming loans totaled $20.4 million at March 31, 2025, a decrease of $10.2 million, or 33.3%, from December 31, 2024. ACLL to nonperforming loans increased to 101% at March 31, 2025, from 67% at December 31, 2024, and 92% at March 31, 2024. This ratio increased during the first quarter as principal payments and charge-offs decreased balances on loans that were already adequately reserved.

Classified loans decreased $10.9 million to $31.6 million at March 31, 2025, from $42.5 million at December 31, 2024, primarily due to charge-offs totaling $7.2 million and $3.9 million in principal payments received on two commercial construction loans during the first quarter. An $8.1 million construction loan relationship, which became a classified loan in the fourth quarter of 2022, and a $7.2 million commercial construction loan relationship, which became classified in the second quarter of 2024, account for 48% of the classified loan balance at March 31, 2025. The Bank has exercised legal remedies, including the appointment of a third-party receiver and foreclosure actions, to liquidate the underlying collateral to satisfy the real estate loans in these collateral-dependent relationships. The Bank is also closely monitoring a group of commercial business loans that have similar collateral, with 16 loans totaling $1.6 million included in classified loans at March 31, 2025, and an additional seven loans totaling $2.4 million included in the special mention risk grading category.

In the first quarter of 2025, the Bank recorded commercial real estate loan charge-offs totaling $5.6 million and commercial business loan charge-offs totaling $603,000 due to underlying collateral deficiencies. Additional commercial business loan charge-offs totaling $811,000 and commercial construction loan charge-offs totaling $374,000 were recorded as a result of uncertainty in the collectability of the underlying collateral in specific loan relationships. Charge-offs are based on individual loan evaluations and do not represent a universal decline in the collectability of all loans in these categories. Additional charged-off balances related to purchased unsecured consumer loans totaled $207,000 during the three months ended March 31, 2025.

	For the Quarter Ended
ACLL ($ in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Updated)
Balance at beginning of period	$20,449	$21,970	$19,343	$17,958	$17,510
Charge-offs:
Construction and land	(374)	(411)	—	(3,978)	—
Auto and other consumer	(243)	(364)	(492)	(832)	(806)
Commercial business	(1,513)	(4,596)	(24)	(2,643)	(33)
Total charge-offs	(7,701)	(5,371)	(516)	(7,453)	(839)
Recoveries:
One-to-four family	—	—	42	—	2
Commercial real estate	6	2	—	—	—
Auto and other consumer	43	52	24	198	46
Commercial business	2	36	—	—	—
Total recoveries	51	90	66	198	48
Net loan charge-offs	(7,650)	(5,281)	(450)	(7,255)	(791)
Provision for credit losses	7,770	3,760	3,077	8,640	1,239
Balance at end of period	$20,569	$20,449	$21,970	$19,343	$17,958

Average total loans	1,662,164	1,708,232	1,718,402	1,717,830	1,678,656
Annualized net charge-offs to average outstanding loans	1.87%	1.23%	0.10%	1.70%	0.19%

Asset Quality ($ in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Nonaccrual loans:	(Updated)
One-to-four family	$1,404	$1,477	$1,631	$1,750	$1,237
Multi-family	—	—	—	708	708
Commercial real estate	4	5,598	5,634	14	22
Construction and land	15,280	19,544	19,382	19,292	14,440
Home equity	54	55	116	118	121
Auto and other consumer	710	700	894	746	1,012
Commercial business	2,903	3,141	2,719	1,003	1,941
Total nonaccrual loans	20,355	30,515	30,376	23,631	19,481
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$20,355	$30,515	$30,376	$23,631	$19,481

Nonaccrual loans as a % of total loans (1)	1.23%	1.80%	1.75%	1.39%	1.14%
Nonperforming assets as a % of total assets (2)	0.94	1.37	1.35	1.07	0.87
ACLL as a % of total loans	1.24	1.21	1.27	1.14	1.05
ACLL as a % of nonaccrual loans	101.05	67.01	72.33	81.85	92.18
Total past due loans to total loans	1.36	1.98	1.92	1.45	1.91

(1)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.
(2)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.

Financial Condition and Capital

Investment securities decreased $24.9 million, or 7.3%, to $315.4 million at March 31, 2025, compared to $340.3 million three months earlier, and decreased $10.5 million compared to $326.0 million at March 31, 2024. The market value of the portfolio increased $3.1 million during the first quarter of 2025. The estimated average life of the securities portfolio was approximately 6.9 years at March 31, 2025, 6.9 years at the prior quarter end and 7.8 years at the end of the first quarter of 2024. The effective duration of the portfolio was approximately 4.3 years at March 31, 2025, compared to 3.9 years at the prior quarter end and 4.4 years at the end of the first quarter of 2024. The MBS non-agency portfolio decreased $20.2 million due to early redemptions and maturities and $2.4 million from regular repayment activity during the most recent quarter.

Investment Securities ($ in thousands)	March 31, 2025	December 31, 2024	March 31, 2024	Three Month % Change	One Year % Change
Available for Sale at Fair Value
Municipal bonds	$78,295	$77,876	$87,004	0.5%	-10.0%
U.S. government agency issued asset-backed securities (ABS agency)	12,643	12,876	14,822	-1.8	-14.7
Corporate issued asset-backed securities (ABS corporate)	15,671	16,122	13,929	-2.8	12.5
Corporate issued debt securities (Corporate debt)	55,067	54,491	53,031	1.1	3.8
U.S. Small Business Administration securities (SBA)	8,061	8,666	7,911	-7.0	1.9
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	96,642	98,697	83,271	-2.1	16.1
Non-agency issued mortgage-backed securities (MBS non-agency)	49,054	71,616	65,987	-31.5	-25.7
Total securities available for sale	$315,433	$340,344	$325,955	-7.3	-3.2

Net loans, excluding loans held for sale, decreased $37.6 million, or 2.2%, to $1.64 billion at March 31, 2025, from $1.68 billion at December 31, 2024, and decreased $55.2 million, or 3.3%, from $1.69 billion one year prior. Construction loans that converted into fully amortizing loans during the quarter totaled $13.3 million. Loan payoffs of $71.0 million, regular payments of $29.4 million and charge-offs totaling $7.7 million outpaced new loan funding totaling $45.3 million and draws on existing loans totaling $23.3 million. The large decrease in commercial business loans was due to the change in funding needs of the Northpointe Bank MPP, which dropped $36.2 million compared to the prior quarter.

Loans ($ in thousands)	March 31, 2025	December 31, 2024	March 31, 2024	Three Month % Change	One Year % Change
Real Estate:	(Updated)
One-to-four family	$394,428	$395,315	$383,905	-0.2%	2.7%
Multi-family	338,147	332,596	339,538	1.7	-0.4
Commercial real estate	387,312	390,379	385,130	-0.8	0.6
Construction and land	64,877	78,110	125,347	-16.9	-48.2
Total real estate loans	1,184,764	1,196,400	1,233,920	-1.0	-4.0
Consumer:
Home equity	79,151	79,054	72,391	0.1	9.3
Auto and other consumer	273,878	268,876	268,834	1.9	1.9
Total consumer loans	353,029	347,930	341,225	1.5	3.5
Commercial business	119,783	151,493	136,297	-20.9	-12.1
Total loans receivable	1,657,576	1,695,823	1,711,442	-2.3	-3.1
Less:
Derivative basis adjustment	(566)	188	710	-401.1	-179.7
Allowance for credit losses on loans	20,569	20,449	17,958	0.6	14.5
Total loans receivable, net	$1,637,573	$1,675,186	$1,692,774	-2.2	-3.3

Total deposits decreased $22.0 million to $1.67 billion at March 31, 2025, compared to $1.69 billion at December 31, 2024, and was relatively unchanged compared to one year prior. During the first quarter of 2025, total customer deposit balances increased $23.0 million and brokered deposit balances decreased $45.0 million. Overall, the current rate environment continues to contribute to greater competition for deposits leading to higher rates paid on interest-bearing demand deposits and savings accounts during the current quarter. The deposit mix compared to March 31, 2024, also reflects a shift to higher demand and money market account balances with increased rates paid on those accounts while rates paid on certificate and savings accounts decreased.

Deposits ($ in thousands)	March 31, 2025	December 31, 2024	March 31, 2024	Three Month % Change	One Year % Change
Noninterest-bearing demand deposits	$247,890	$256,416	$252,761	-3.3%	-1.9%
Interest-bearing demand deposits	169,912	164,891	170,729	3.0	-0.5
Money market accounts	424,469	413,822	395,480	2.6	7.3
Savings accounts	235,188	205,055	236,550	14.7	-0.6
Certificates of deposit, customer	450,663	464,928	418,904	-3.1	7.6
Certificates of deposit, brokered	137,946	182,914	192,200	-24.6	-28.2
Total deposits	$1,666,068	$1,688,026	$1,666,624	-1.3	0.0

Total shareholders’ equity decreased to $146.5 million at March 31, 2025, compared to $153.9 million three months earlier, due to a net loss of $9.0 million, dividends declared of $656,000 and a decrease in the after-tax fair market values of derivatives of $425,000, partially offset by an increase in the after-tax fair market values of the available-for-sale investment securities portfolio of $2.4 million.

Capital levels for both the Company and the Bank remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at March 31, 2025. Preliminary calculations of Common Equity Tier 1 and Total Risk-Based Capital Ratios at March 31, 2025, were 12.1% and 13.4%, respectively.

First Northwest continued to return capital to our shareholders through cash dividends during the first quarter of 2025. The Company paid cash dividends totaling $649,000 in the first quarter of 2025. No shares of common stock were repurchased under the Company's April 2024 Stock Repurchase Plan (the "Repurchase Plan") during the quarter ended March 31, 2025. There are 846,123 shares that remain available for repurchase under the Repurchase Plan.

2024 Awards/Recognition
Sound Publishing:
Puget Sound Business Journal Top Corporate Philanthropists	Best of the Olympic Peninsula Awards
Bellingham Best of the Northwest - Silver	Best Lender in Clallam and Jefferson County
The Leader Readers Choice Award - Best Bank	Best Bank in Clallam County and West End

We recommend reading this earnings release in conjunction with the First Quarter 2025 Investor Presentation, located at http://investor.ourfirstfed.com/quarterly-reports and included as an exhibit to our May 12, 2025, Current Report on Form 8-K/A.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business of its subsidiary, First Fed Bank. First Fed is a Pacific Northwest-based financial institution which has served its customers and communities since 1923. Currently First Fed has 18 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small businesses, non-profit organizations and commercial customers. In 2022, First Northwest made an investment in The Meriwether Group, LLC, a boutique investment banking and accelerator firm. Additionally, First Northwest focuses on strategic partnerships to provide modern financial services such as digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012 and completed its initial public offering in 2015 under the ticker symbol FNWB. The Company is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance and execution on certain strategies, perceived opportunities in the market, potential future credit experience, including our ability to collect, the outcome of litigation and statements regarding our mission and vision, and include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements often identified by words such as "believes," "expects," "anticipates," "estimates," or similar expressions. These forward-looking statements are based upon current management beliefs and expectations and may, therefore, involve risks and uncertainties, many of which are beyond our control. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; pressures on liquidity, including as a result of withdrawals of deposits or declines in the value of our investment portfolio; changes in general economic conditions and conditions within the securities markets, including potential recessionary and other unfavorable conditions and trends relating to housing markets, costs of living, unemployment levels, interest rates, supply chain difficulties and inflationary pressures, among other things; legislative, regulatory, and policy changes; and other factors described in the Company’s latest Annual Report on Form 10-K under the section entitled "Risk Factors," and other filings with the Securities and Exchange Commission ("SEC"),which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

For More Information Contact:

Matthew P. Deines, President and Chief Executive Officer

Phyllis Nomura, EVP and Chief Financial Officer

IRGroup@ourfirstfed.com

360-457-0461

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
ASSETS	(Updated)
Cash and due from banks	$18,911	$16,811	$17,953	$19,184	$15,562
Interest-earning deposits in banks	51,412	55,637	64,769	63,995	61,784
Investment securities available for sale, at fair value	315,433	340,344	310,860	306,714	325,955
Loans held for sale	2,940	472	378	1,086	988
Loans receivable (net of allowance for credit losses on loans $20,569, $20,449, $21,970, $19,343, and $17,958)	1,637,573	1,675,186	1,714,416	1,677,764	1,692,774
Federal Home Loan Bank (FHLB) stock, at cost	13,106	14,435	14,435	13,086	15,876
Accrued interest receivable	8,319	8,159	8,939	9,466	8,909
Premises held for sale, net	—	—	—	—	6,751
Premises and equipment, net	9,870	10,129	10,436	10,714	11,028
Servicing rights on sold loans, at fair value	3,301	3,281	3,584	3,740	3,820
Bank-owned life insurance ("BOLI"), net	31,786	41,150	41,429	41,113	34,681
Equity and partnership investments	15,026	13,229	14,912	15,085	15,121
Goodwill and other intangible assets, net	1,082	1,082	1,083	1,084	1,085
Deferred tax asset, net	14,304	13,738	10,802	12,216	12,704
Right-of-use ("ROU") asset, net	16,687	17,001	17,315	17,627	5,841
Prepaid expenses and other assets	31,680	21,352	24,175	23,088	27,141
Total assets	$2,171,430	$2,232,006	$2,255,486	$2,215,962	$2,240,020

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$1,666,068	$1,688,026	$1,711,641	$1,708,288	$1,666,624
Borrowings	307,091	336,014	334,994	302,575	371,455
Accrued interest payable	2,163	3,295	2,153	3,143	2,830
Lease liability, net	17,266	17,535	17,799	18,054	6,227
Accrued expenses and other liabilities	29,767	31,770	25,625	23,717	29,980
Advances from borrowers for taxes and insurance	2,583	1,484	2,485	1,304	2,398
Total liabilities	2,024,938	2,078,124	2,094,697	2,057,081	2,079,514

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized; issued and outstanding at each period end: 9,440,618; 9,353,348; 9,365,979; 9,453,247; and 9,442,796	94	93	94	94	94
Additional paid-in capital	93,450	93,357	93,218	93,985	93,763
Retained earnings	87,506	97,198	100,660	103,322	106,202
Accumulated other comprehensive loss, net of tax	(28,129)	(30,172)	(26,424)	(31,597)	(32,465)
Unearned employee stock ownership plan (ESOP) shares	(6,429)	(6,594)	(6,759)	(6,923)	(7,088)
Total shareholders' equity	146,492	153,882	160,789	158,881	160,506
Total liabilities and shareholders' equity	$2,171,430	$2,232,006	$2,255,486	$2,215,962	$2,240,020

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data) (Unaudited)

	For the Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
INTEREST INCOME	(Updated)
Interest and fees on loans receivable	$22,231	$23,716	$23,536	$23,733	$22,767
Interest on investment securities	3,803	3,658	3,786	3,949	3,632
Interest on deposits in banks	482	550	582	571	645
FHLB dividends	307	273	302	358	282
Total interest income	26,823	28,197	28,206	28,611	27,326
INTEREST EXPENSE
Deposits	9,737	11,175	10,960	10,180	10,112
Borrowings	3,239	2,885	3,226	4,196	3,286
Total interest expense	12,976	14,060	14,186	14,376	13,398
Net interest income	13,847	14,137	14,020	14,235	13,928
PROVISION FOR CREDIT LOSSES
Provision for credit losses on loans	7,770	3,760	3,077	8,640	1,239
Provision for (recapture of) credit losses on unfunded commitments	15	(105)	57	99	(269)
Provision for credit losses	7,785	3,655	3,134	8,739	970
Net interest income after provision for credit losses	6,062	10,482	10,886	5,496	12,958
NONINTEREST INCOME
Loan and deposit service fees	1,106	1,054	1,059	1,076	1,102
Sold loan servicing fees and servicing rights mark-to-market	195	(115)	10	74	219
Net gain on sale of loans	11	52	58	150	52
Net gain on sale of investment securities	—	—	—	(2,117)	—
Net gain on sale of premises and equipment	—	—	—	7,919	—
Increase in BOLI cash surrender value	372	328	315	293	243
Income from BOLI death benefit, net	1,059	1,536	—	—	—
Other income (loss)	1,034	(1,555)	337	(48)	572
Total noninterest income	3,777	1,300	1,779	7,347	2,188
NONINTEREST EXPENSE
Compensation and benefits	7,715	7,367	8,582	8,588	8,128
Data processing	2,011	2,065	2,085	2,008	1,944
Occupancy and equipment	1,592	1,559	1,553	1,799	1,240
Supplies, postage, and telephone	298	296	360	317	293
Regulatory assessments and state taxes	479	460	548	457	513
Advertising	265	362	409	377	309
Professional fees	777	813	698	684	910
FDIC insurance premium	434	491	533	473	386
Other expense	6,429	820	1,080	906	580
Total noninterest expense	20,000	14,233	15,848	15,609	14,303
(Loss) income before (benefit) provision for income taxes	(10,161)	(2,451)	(3,183)	(2,766)	843
(Benefit) provision for income taxes	(1,125)	359	(1,203)	(547)	447
Net (loss) income	$(9,036)	$(2,810)	$(1,980)	$(2,219)	$396

Basic and diluted (loss) earnings per common share	$(1.03)	$(0.32)	$(0.23)	$(0.25)	$0.04

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected Loan Detail	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Construction and land loans breakout
1-4 Family construction	$42,371	$39,319	$43,125	$56,514	$69,075
Multifamily construction	9,223	15,407	29,109	43,341	45,776
Nonresidential construction	7,229	16,857	17,500	1,015	3,374
Land and development	6,054	6,527	5,975	6,403	7,122
Total construction and land loans	$64,877	$78,110	$95,709	$107,273	$125,347

Auto and other consumer loans breakout
Triad Manufactured Home loans	$134,740	$128,231	$129,600	$110,510	$119,309
Woodside auto loans	118,972	117,968	126,129	131,151	128,072
First Help auto loans	13,012	14,283	15,971	17,427	8,326
Other auto loans	1,313	1,647	2,064	2,690	3,313
Other consumer loans	5,841	6,747	7,434	23,845	9,814
Total auto and other consumer loans	$273,878	$268,876	$281,198	$285,623	$268,834

Commercial business loans breakout	(Updated)
Northpointe Bank MPP	$-	$36,230	$38,155	$9,150	$15,047
Secured lines of credit	39,986	35,701	37,686	28,862	41,014
Unsecured lines of credit	2,030	1,717	1,571	1,133	1,001
SBA loans	6,889	7,044	7,219	7,146	8,944
Other commercial business loans	70,878	70,801	70,696	70,803	70,291
Total commercial business loans	$119,783	$151,493	$155,327	$117,094	$136,297

Loans by Collateral and Unfunded Commitments	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Updated)
One-to-four family construction	$38,221	$44,468	$51,607	$49,440	$70,100
All other construction and land	30,947	34,290	45,166	58,346	55,286
One-to-four family first mortgage	428,081	466,046	469,053	434,840	436,543
One-to-four family junior liens	15,155	15,090	14,701	13,706	12,608
One-to-four family revolving open-end	51,832	51,481	48,459	44,803	45,536
Commercial real estate, owner occupied:
Health care	29,386	29,129	29,407	29,678	29,946
Office	19,363	17,756	17,901	19,215	17,951
Warehouse	9,272	14,948	11,645	14,613	14,683
Other	74,915	78,170	64,535	56,292	55,063
Commercial real estate, non-owner occupied:
Office	41,885	49,417	49,770	50,158	53,099
Retail	50,737	49,591	49,717	50,101	50,478
Hospitality	62,226	61,919	62,282	62,628	66,982
Other	93,549	81,640	82,573	84,428	93,040
Multi-family residential	339,217	333,419	354,118	350,382	339,907
Commercial business loans	75,628	77,381	86,904	79,055	90,781
Commercial agriculture and fishing loans	22,914	21,833	15,369	14,411	10,200
State and political subdivision obligations	369	369	404	405	405
Consumer automobile loans	133,209	133,789	144,036	151,121	139,524
Consumer loans secured by other assets	137,619	131,429	132,749	129,293	122,895
Consumer loans unsecured	3,051	3,658	4,411	5,209	6,415
Total loans	$1,657,576	$1,695,823	$1,734,807	$1,698,124	$1,711,442

Unfunded commitments under lines of credit or existing loans	$175,100	$163,827	$166,446	$155,005	$148,736

FIRST NORTHWEST BANCORP AND SUBSIDIARY

NET INTEREST MARGIN ANALYSIS

(Dollars in thousands) (Unaudited)

	Three Months Ended March 31,
	2025 (Updated)			2024
	Average	Interest		Average	Interest
	Balance	Earned/	Yield/	Balance	Earned/	Yield/
	Outstanding	Paid	Rate	Outstanding	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net (1) (2)	$1,641,937	$22,231	5.49%	$1,661,420	$22,767	5.51%
Investment securities	333,208	3,803	4.63	307,490	3,632	4.75
FHLB dividends	13,609	307	9.15	12,328	282	9.20
Interest-earning deposits in banks	42,917	482	4.55	46,583	645	5.57
Total interest-earning assets (3)	2,031,671	26,823	5.35	2,027,821	27,326	5.42
Noninterest-earning assets	143,077			138,366
Total average assets	$2,174,748			$2,166,187
Interest-bearing liabilities:
Interest-bearing demand deposits	$168,414	$260	0.63	$165,379	$187	0.45
Money market accounts	414,425	2,345	2.29	377,505	1,949	2.08
Savings accounts	216,499	783	1.47	235,784	953	1.63
Certificates of deposit, customer	451,936	4,522	4.06	437,525	4,494	4.13
Certificates of deposit, brokered	158,269	1,827	4.68	205,923	2,529	4.94
Total interest-bearing deposits (4)	1,409,543	9,737	2.80	1,422,116	10,112	2.86
Advances	279,500	2,855	4.14	252,912	2,892	4.60
Subordinated debt	38,370	384	4.06	39,446	394	4.02
Total interest-bearing liabilities	1,727,413	12,976	3.05	1,714,474	13,398	3.14
Noninterest-bearing deposits (4)	243,569			249,283
Other noninterest-bearing liabilities	47,296			40,563
Total average liabilities	2,018,278			2,004,320
Average equity	156,470			161,867
Total average liabilities and equity	$2,174,748			$2,166,187

Net interest income		$13,847			$13,928
Net interest rate spread			2.30			2.28
Net earning assets	$304,258			$313,347
Net interest margin (5)			2.76			2.76
Average interest-earning assets to average interest-bearing liabilities	117.6%			118.3%

(1) The average loans receivable, net balances include nonaccrual loans.

(2) Interest earned on loans receivable includes net deferred costs of ($338,000) and ($171,000) for the three months ended March 31, 2025 and 2024, respectively.

(3) Includes interest-earning deposits (cash) at other financial institutions.

(4) Cost of all deposits, including noninterest-bearing demand deposits, was 2.39% and 2.43% for the three months ended March 31, 2025 and 2024, respectively.

(5) Net interest income divided by average interest-earning assets.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not in conformity with generally accepted accounting principles in the United States of America ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculations Based on PPNR and Adjusted PPNR:

	For the Quarter Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Updated)
Net (loss) income	$(9,036)	$(2,810)	$(1,980)	$(2,219)	$396
Plus: provision for credit losses	7,785	3,655	3,134	8,739	970
(Benefit) provision for income taxes	(1,125)	359	(1,203)	(547)	447
PPNR (1)	(2,376)	1,204	(49)	5,973	1,813
Less selected nonrecurring adjustments to PPNR:
BOLI death benefit	1,059	1,536	—	—	—
Gain on extinguishment of subordinated debt included in other income	846	—	—	—	—
Legal reserve	(5,750)	—	—	—	—
Equity investment repricing adjustment	—	(1,762)	—	—	651
One-time compensation payouts related to reduction in force	—	—	(996)	—	—
Net gain on sale of premises and equipment	—	—	—	7,919	—
Sale leaseback taxes and assessments included in occupancy and equipment	—	—	—	(359)	—
Net gain on sale of investment securities	—	—	—	(2,117)	—
Adjusted PPNR (1)	$1,469	$1,430	$947	$530	$1,162

Average total assets	$2,174,748	$2,205,502	$2,209,333	$2,219,370	$2,166,187
GAAP Ratio:
Return on average assets (GAAP)	-1.69%	-0.51%	-0.36%	-0.40%	0.07%
Non-GAAP Ratios:
PPNR return on average assets (Non-GAAP) (1)	-0.44%	0.22%	-0.01%	1.08%	0.34%
Adjusted PPNR return on average assets (Non-GAAP) (1)	0.27%	0.26%	0.17%	0.10%	0.22%

(1)  PPNR removes the provisions for credit loss and income tax from net income. This removes potentially volatile estimates, providing a comparative amount limited to income and expense recorded during the period. Adjusted PPNR further removes large nonrecurring transactions recorded during the period. We believe these metrics provide comparative amounts for a better review of recurring net revenue.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Calculations Based on Tangible Common Equity:

	For the Quarter Ended
(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Updated)
Total shareholders' equity	$146,492	$153,882	$160,789	$158,881	$160,506
Less: Goodwill and other intangible assets	1,082	1,082	1,083	1,084	1,085
Disallowed non-mortgage loan servicing rights	415	423	489	517	489
Total tangible common equity	$144,995	$152,377	$159,217	$157,280	$158,932

Total assets	$2,171,430	$2,232,006	$2,255,486	$2,215,962	$2,240,020
Less: Goodwill and other intangible assets	1,082	1,082	1,083	1,084	1,085
Disallowed non-mortgage loan servicing rights	415	423	489	517	489
Total tangible assets	$2,169,933	$2,230,501	$2,253,914	$2,214,361	$2,238,446

Average shareholders' equity	$156,470	$161,560	$160,479	$163,079	$161,867
Less: Average goodwill and other intangible assets	1,082	1,083	1,084	1,085	1,085
Average disallowed non-mortgage loan servicing rights	423	489	517	489	481
Total average tangible common equity	$154,965	$159,988	$158,878	$161,505	$160,301

Net (loss) income	$(9,036)	$(2,810)	$(1,980)	$(2,219)	$396
Common shares outstanding	9,440,618	9,353,348	9,365,979	9,453,247	9,442,796
GAAP Ratios:
Equity to total assets	6.75%	6.89%	7.13%	7.17%	7.17%
Return on average equity	-23.42%	-6.92%	-4.91%	-5.47%	0.98%
Book value per common share	$15.52	$16.45	$17.17	$16.81	$17.00
Non-GAAP Ratios:
Tangible common equity to tangible assets (1)	6.68%	6.83%	7.06%	7.10%	7.10%
Return on average tangible common equity (1)	-23.65%	-6.99%	-4.96%	-5.53%	0.99%
Tangible book value per common share (1)	$15.36	$16.29	$17.00	$16.64	$16.83
(1)

We believe that the use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.